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Exhibit 5.4

Osler, Hoskin & Harcourt LLP Box 50, 1 First Canadian Place Toronto, Ontario, Canada M5X 1B8 416.362.2111 MAIN 416.862.6666 FACSIMILE

April 12, 2022

The Bank of Nova Scotia

44 King Street West

Scotia Plaza, 64th Floor

Toronto, Ontario M5H 1H1

Dear Sirs/Mesdames:

The Bank of Nova Scotia – U.S.$1,250,000,000 4.588% Fixed Rate Resetting Subordinated Notes due 2037 (Non-Viability Contingent Capital (NVCC)) (subordinated indebtedness)

We have acted as Canadian counsel to The Bank of Nova Scotia (the “Bank”) in connection with the issue and sale today (the “Offering”) by the Bank of U.S.$1,250,000,000 aggregate principal amount of its 4.588% Fixed Rate Resetting Subordinated Notes due 2037 (Non-Viability Contingent Capital (NVCC)) (subordinated indebtedness) (the “Notes”) pursuant to an underwriting agreement dated April 5, 2022 (the “Underwriting Agreement”) among the Bank and Scotia Capital (USA) Inc., Citigroup Global Markets Inc, Goldman Sachs & Co. LLC, and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein. The Notes are issuable under and pursuant to a subordinated debt indenture dated as of October 12, 2017 (the “Base Indenture”) among the Bank, Computershare Trust Company, N.A., as U.S. trustee (the “U.S. Trustee”), and Computershare Trust Company of Canada, as Canadian trustee (the “Canadian Trustee” and, together with the U.S. Trustee, the “Trustees”), as amended and supplemented by the fifth supplemental indenture dated as of April 12, 2022 (the “Fifth Supplemental Indenture” and together with the Base Indenture, the “Indenture”) among the Bank and the Trustees. All capitalized terms used in this opinion letter shall, unless otherwise defined in this opinion letter, have the meanings ascribed to them in the Underwriting Agreement.

The terms of the Indenture provide that the Notes will convert, upon an NVCC Automatic Conversion (as defined in the Indenture), into common shares in the capital of the Bank (each, a “Common Share”), subject to certain conditions as described in the Prospectus (as defined below).

As Canadian counsel to the Bank, we have examined originals or copies, certified or otherwise authenticated to our satisfaction, of the following:

1.

the preliminary prospectus supplement dated April 5, 2022, the final prospectus supplement dated April 5, 2022 (the “Final Prospectus Supplement”) and the base prospectus dated December 29, 2021 (the “Base Prospectus” and together with the Final Prospectus Supplement, the “Prospectus”);

2.	the Underwriting Agreement; and

3.	the Indenture.

In connection with the opinions expressed in this letter we have considered such questions of law and examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary or appropriate for the purposes of the opinions hereafter expressed, including the following documents:

1.	the by-laws of the Bank;

2.

officers’ certificates of the Bank as to resolutions of the directors of the Bank authorizing the Registration Statement (as defined below) filed with the U.S. Securities and Exchange Commission (the “Commission”) on Form F-3 on December 3, 2021, and Pre-Effective Amendment No. 1 thereto filed by the Bank with the Commission on December 27, 2021 (collectively, the “Registration Statement”), the Prospectus, and the creation and issuance of the Notes and other related matters; and

3.	a Certificate of Confirmation dated April 11, 2022 issued by the Office of the Superintendent of Financial Institutions Canada in respect of the Bank (the “Certificate of Confirmation”).

We understand that the Registration Statement and the Prospectus were filed with the United States Securities and Exchange Commission in connection with the Notes.

We have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic, facsimile or electronic copies.

In expressing the opinion in paragraph 1 as to the existence of the Bank, we have relied exclusively on the Certificate of Confirmation, which certificate we assume is accurate as of the date hereof.

The opinion expressed in paragraph 3 is based on the assumption that the Indenture has been duly authorized, executed and delivered by, and is enforceable in accordance with its terms against, the Trustees.

Based upon and subject to the foregoing and subject to the exceptions, limitations and qualifications set forth herein, we are of the opinion that:

1.

The Bank validly exists as a Schedule I bank under the Bank Act (Canada) and has the corporate power to own, lease and operate its properties, to conduct its business as described in the Prospectus, to create, issue and sell the Notes, to issue and deliver the Common Shares into which the Notes may be converted upon an NVCC Automatic Conversion (as defined in the Indenture), and to execute, deliver and perform its obligations under the Indenture.

2.

The creation, issuance, sale and delivery of the Notes have been duly authorized by the Bank and the Notes have been, to the extent issuance, execution and delivery are matters governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, duly issued, executed and delivered by the Bank. All necessary corporate action has been taken by the Bank to authorize and reserve for issuance the Common Shares into which the Notes may be converted upon an NVCC Automatic Conversion (as defined in the Indenture) and such Common Shares, when duly issued in accordance with the Indenture, will be validly issued, fully paid and non-assessable shares. The Notes, with respect to the provisions thereof governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, constitute a legal, valid and binding obligation of the Bank enforceable in accordance with their terms.

3.

The Indenture has been duly authorized, executed and, to the extent delivery is a matter governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, delivered by the Bank and, with respect to the provisions thereof governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, constitutes a legal, valid and binding obligation of the Bank enforceable in accordance with its terms.

4.

The execution and delivery by the Bank of, and the performance by the Bank of its obligations under, the Notes and the Indenture, and the issuance and delivery of the Common Shares upon an NVCC Automatic Conversion (as defined in the Indenture), do not contravene any existing provision of applicable law or result in a breach (whether after notice or lapse of time or both) of any of the terms, conditions or provisions of the Bank Act (Canada) or the by-laws of the Bank.

The opinions set forth in paragraphs 2 and 3 above as to the enforceability of the Notes and the Indenture, respectively, are subject to the qualifications that:

(i)

enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, preference, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally;

(ii)

enforceability may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; and

(iii)

enforceability will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and we express no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act.

This opinion is rendered solely in connection with the transactions covered hereby, is limited to the matters stated herein, and no opinions may be implied or inferred beyond matters expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K to be incorporated by reference in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933.

Yours truly,

/s/ Osler, Hoskin & Harcourt LLP